Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in the Registration Statement No. 333-187397 on Form S-3 and Nos. 333-107721, 333-112871, 333-140820, and 333-158099 on Form S-8 of our report dated January 10, 2014, relating to the consolidated balance sheets of LiveDeal, Inc. and its subsidiaries (the “Company”) as of September 30, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years ended September 30, 2013 and 2012, included in the Annual Report on Form 10-K of LiveDeal, Inc. for the year ended September 30, 2013.

Kabani & Company, Inc.

/s/ Kabani & Company, Inc.

Los Angeles, California

January 10, 2014